BASICNET S.p.A.

and

BASIC PROPERTIES AMERICA Inc.

and

KAPPA NORTH AMERICA, Inc.

and

TOTAL APPAREL GROUP, Inc.

LICENSE AGREEMENT

TABLE OF CONTENTS

1. DEFINITIONS 5
2. OBJECT AND EXCLUSIVITY 6
3. OBLIGATIONS OF THE COMPANY 9
4. LIMITED LICENSE, INTELLECTUAL PROPERTY, TRADEMARKS 11
5. USE OF THE TRADEMARKS 12
6. ADVERTISING AND PROMOTION 14
7. CUSTOMER SERVICE 16
8. PROTECTION OF RIGHTS 16
9. CLAIMS AGAINST BN OR BPA 16
10. ROYALTIES 17
11. PAYMENTS AND PROCEDURE 18
12. ACCOUNTS AND AUDIT 21
13. TERM 22
14. TERMINATION 22
15. EFFECTS OF EXPIRATION OR TERMINATION 24
16. RELATIONSHIP BETWEEN THE PARTIES 26
17. CORPORATE STRUCTURE AND NON-COMPETITION 26
18. FORCE MAJEURE 27
19. NOTICES 27
20. REPRESENTATIVES OF BN OR BPA 28
21. ANNOUNCEMENTS AND CONFIDENTIALITY 29
22. REPRESENTATIONS AND WARRANTIES OF THE PARTIES 29
23. MISCELLANEOUS 30
24. GOVERNING LAW AND JURISDICTION 31
25. REGISTRATION OF THE AGREEMENT 32

LIST OF ANNEXES 33

LICENSE AGREEMENT

This Distribution and License Agreement (hereinafter, the "**Agreement**") is made on 24 April 2009 by and between:

- **Basic Properties America Inc.**, a limited liability company incorporated under Dutch law, having its registered offices at c/o Corporation Service Company - 11 S. 12th Street - 23218 RICHMOND, VA - United States (hereinafter, "**BPA**"), hereby represented by its duly authorised legal representative, Mr Franco Spalla;

- **BasicNet S.p.A.**, a listed company incorporated under Italian law, having its registered offices at Largo Maurizio Vitale 1, 10152 Turin, Italy, registered at the Register of Companies of Turin with No. 2365/83, VAT No. 04413650013 (hereinafter, "**BN**"), hereby represented by the C.E.O., Mr Franco Spalla;

BN and BPA hereinafter also collectively referred to as the "**BasicNet Group**"

- on one hand -

and

- **Kappa North America, Inc.**, a limited liability company incorporated under Florida law, having its registered offices at 272 Lenox Ave. 1, New York, NY 10027 registered at the Register of Companies of the State of Florida with VAT No 26-4511048 (hereinafter, the "**Company**"), hereby represented by its duly authorised legal representative, Mr Janon Costley;

- **Total Apparel Group, Inc.**, a limited liability company incorporated under Nevada law, having its registered offices at 272 Lenox Ave. 1, New York, NY 10027 registered at the Register of Companies of the State of Nevada with VAT No 26-3154855 (hereinafter, "**TAG**"), hereby represented by its duly authorised legal representative, Mr Janon Costley;

- on the other hand -

WHEREAS

(A) The BasicNet Group is one of the leading groups in the design of sports- and leisurewear products and trademarks and know-how licensing in the international market;

(B) BN is a company specialized in the supply of creative services for the design of sports- and leisurewear products bearing the **Trademarks**, as hereinafter defined, the planning and quality control of their production, the organization of communications initiatives and the development of the know-how necessary for the proper use of certain Trademarks, as hereinafter defined, for the distribution of such products;

(C) BPA is entitled to grant exclusive and non-exclusive rights to distribute sports- and leisurewear products bearing the Trademarks. BPA is also directly or indirectly a sponsor of various professional sports teams and is entitled to grant certain rights relating to their trademarks and logos (the "**Sponsorship Trademarks**", as hereinafter defined) in the textile field;

(D) the BasicNet Group has defined a world-wide strategy aimed at affirming and preserving a coherent international image and market positioning of the Trademarks and of the products bearing the Trademarks through the creation and co-ordination of a uniform network of distributors and licensees, and through the use by the latter of certain business and commercial know-how developed and licensed by the BasicNet Group; as a condition of the license for the use of the Trademarks, the Company, as well as the network of licensees and distributors of the products bearing the Trademarks, must also be a user of the know-how developed by the BasicNet Group in order to keep the highest degree of homogeneity and uniformity in terms of international image of such products, of their positioning and of their design (the "**Know-how**", as hereinafter defined), thereby ensuring to the consumers in the various countries a constant quality and a high degree of efficiency;

(E) the **Company** has a broad experience in the field of marketing and distribution of sports- and leisure apparel and its accessories and sports- and leisure footwear and the Company has declared its interest in becoming a member of the network of distributors and licensees which are authorised to use the Trademarks and which are coordinated by the BasicNet Group, thereby obtaining the right to be a distributor of the **Products** in the **Channels of Distribution** in the **Territory**, as hereinafter defined, and a licensee of the Trademarks and Know-How in the **Territory** solely in connection thereto;

(F) in the light of the above, as a fundamental element for the achievement of the goals of this Agreement, the Company acknowledges its will and intention to integrate its activities as a licensee within the general network of licensees coordinated by the BasicNet Group as set forth in recital (C);

(G) the BasicNet Group wishes now to enter into this Agreement and the Company wishes now to enter into this Agreement upon the terms and conditions set out hereinafter.

(H) The BasicNet Group and the Company expressly agree that the timely issuance of the bank guarantees in accordance with Article 11.2 of this Agreement, is a condition precedent to the entering into force of this Agreement. To this end the Company engages itself to provide BN and BPA with a copy of the relevant swift messages as soon as available but not later than twenty (20) days after execution of this Agreement. It is expressly understood that in case the BasicNet Group does not receive the bank guarantees within twenty (20) days after execution of this Agreement, this Agreement will be automatically null and void with no need for any formality nor for any notice. In such event the Company shall have no claim against the BasicNet Group arising from this failure nor for any investment made by the Company. In addition the Company shall pay within five (5) days after expiration of such deadline a cash amount of twenty thousand (20,000.00) USD to the BasicNet Group. The Parties agree that such payment represents a consideration payable for the negotiations and execution of the Agreement and not liquidated damages or a penalty

NOW THEREFORE, the Parties hereby agree as follows

1. DEFINITIONS

1.1 In this Agreement unless the context otherwise requires:

(a) **"Affiliate(s)"**, **"Affiliated Company"** and similar expressions define the company or entity ultimately controlling, controlled by, or under common control with one of the Parties;

(b) **"Components"** means any and all external decoration, labelling, packaging as per the style groups and style description listed on BasicSamples.com internet site of the BasicNet Group, e.g. labels, containers, boxes, packaging, logo applications, buttons, zippers and hang-tags, part of the Products and displaying the Trademarks;

(c) **"Channels of Distribution"** means the channels of distribution set out in Annex 1.1,(c);

(d) **"Contract Year(s)"** refers to the contract periods set out in Annex 1.1, (d);

(e) **"including"** means including without limitation;

(f) **"Intellectual Property"** means any and all trademarks (including, but not limited to, the Trademarks as hereinafter defined), brand names, trade names, line names, logos, domain names, communication claims, Know-how, patents and copyrights owned by or licensed to the BasicNet Group or its Affiliates and related to the Products (as hereinafter defined) or to their marketing;

(g) **"Know-how"** means any information, resulting from experience and testing, developed from time to time by BN and communicated directly or indirectly to the Company or its Affiliates, and relevant for:

- design, production specification, and sourcing of the Products;
- presentation and sale of the Products;
- marketing communications and customer management.

(h) **"LDA"** means **"Local Direct Advertising"** and is defined as the marketing activities and associated expenditures relevant to the Trademarks, which costs shall be borne by the Company in the Territory and which shall include, not exhaustively, the sponsorship and/or the endorsement of professional sport teams and athletes, and the above and/or below-the line media expenditures;

(i) **"Net Turnover"** means the turnover arising from the sales (i.e. actual invoice price exclusive of VAT and less returns, allowances and actual markdowns) of the Products by the Company to the retailers or to Affiliated Companies owning their own chain of retail stores within the Channels of Distribution in the Territory. Should the Company avail itself of a distributor for the sales in Canada, the Net Turnover shall mean the turnover arising from the sales of the Products by this distributor to the retailers. Should the Company sell the Products to Affiliated Companies for prices lower than those applied to sales to third party retailers, the Net Turnover for sales to Affiliated Companies shall be calculated on the basis of the prices applied by the Company in case of sales of such Products to third party retailers;

(j) "**Parties**" means BN, BPA , the Company and TAG;

(k) "**Product(s)**" means the products bearing the Trademarks and set out in Annex 1.1, (k);

(l) "**Sponsorship Trademarks**" means the trademarks identifying sports teams sponsored, directly or indirectly, from time to time by BPA or by BPA's Affiliates and separately specified from time to time by BPA to the Company (including, at the time of conclusion of this Agreement, the clubs set forth in Annex 1.1, (l) subject to amendment);

(m) "**Territory**" means the territory set forth in Annex 1.1, (m);

(n) "**Trademark(s)**" means the trademarks set forth in Annex 1.1, (n) and, if not otherwise provided, Annex 1.1, (l);

(o) "**Trademark License**" means the License for the use of the Trademarks granted by BPA to the Company;

(p) "**WWSA**" means World Wide Strategic Advertising, which globally refers to a certain number of marketing communication initiatives - such as sponsorships of world famous sports teams or athletes - organized and coordinated by BPA, which have an international impact and from which all members of the international network of distributors and licensees coordinated by BPA benefit;

(q) "**Yearly**", when referred to the Guaranteed Minimum Royalties, Guaranteed Minimum WWSA contribution, Guaranteed Minimum Net Turnover and Net Turnover Targets shall mean the period equivalent to the relevant Contract Year.

2. OBJECT AND EXCLUSIVITY

2.1 Upon the terms and subject to the conditions set out herein (including the provision of guarantees as set forth in Article 11.2,(a) below and the provision of guarantee TAG as set forth in Article 2.17 below), BN grants the Company an exclusive License to use and to exploit the Know-how for the Products solely in connection with the Trademark License in the Territory.

2.2 Any use by the Company of the Know-how other than for the Products is expressly prohibited and any such use shall be considered a material breach hereof and grounds for immediate termination of this Agreement by BN pursuant to Article 14.

2.3 From time to time BN provides technical specifications for the manufacturing of the Products to independent trading companies which select, on behalf of the various licensees of the Know-how, manufacturers of the Products that are pre-approved for quality purposes. The Company acknowledges that such trading companies (hereinafter, the "**Sourcing Centres**") may perform the quality control procedure specified in Article 5 below on behalf of BN if BN does not elect to do so itself. For the manufacture of Products without the assistance of the Sourcing Centres, the Company shall have to follow the ordinary procedure specified in Article 5, aimed at maintaining the common identity, quality and reputation of the Products.

2.4 Upon the terms and subject to the conditions set out herein (including the provision of guarantees as set forth in Article 11.2,(b), the provision of guarantee TAG as set forth in Article 2.17 below and the receipt of the first instalment of the signing fee as set forth in Article 2.16, below) and within the limits set forth by Annex 1.1, (k) BPA hereby grants to the Company an exclusive License to distribute and sell the Products in the Channels of Distribution within the Territory and to use the Trademarks in connection therewith. Except as otherwise provided for by this Agreement, BN and BPA shall not grant any other rights to the Trademarks for the Products granted on an exclusive basis in the Territory for any other channels of distribution not included in the Channels of Distribution.

2.5 BPA further grants to the Company a non-exclusive sublicense for the use of the Sponsorship Trademarks (solely on the Products and in connection with the Trademarks) in the Channels of Distribution within the Territory upon the terms and subject to the conditions set out herein. It is expressly acknowledged and accepted by the Company that:

(i) the use of the Sponsorship Trademarks is subject to the terms of the principal Licenses granted to BasicNet Group or Affiliates or companies being part of the network of licensees of the BasicNet Group,
(ii) the terms thereof may be varied from time to time,
(iii) such principal Licenses may be terminated by the licensors at any time,
(iv) any use of the Sponsorship Trademarks shall require the payment of additional royalties as specified in Annex 1.1, (l),
(v) pursuant to the principal licenses granted by the teams, such teams may retain the right to sell autonomously the Products in the Territory,
(vi) the Company hereby agrees that it shall comply with BasicNet Group's instructions and requests, including any variation of the terms and termination thereof, with reference to the principal Licenses for the Sponsorship Trademarks, forthwith.

2.6 Any rights for the Company to use any additional trademarks which BPA may use or own other than the Trademarks and the Sponsorship Trademarks are expressly excluded from this Agreement. Any license to use any other trademarks shall be governed by a separate written agreement containing the relevant terms and conditions and in consideration of specific additional royalties. It is agreed that royalties to be paid by the Company under any additional licenses shall not be taken into account for the Guaranteed Minimum Royalties and WWSA contribution set forth in Articles 10 and 6 below.

2.7 The Company hereby recognizes BPA's right to use the Trademarks in the Territory for manufacturing and/or distributing, directly or indirectly, products other than the Products and/or for granting Licenses therefore to third parties. BPA further reserves the right to organize, directly or indirectly, the manufacture of any product including Products bearing the Trademarks in the Territory. It is understood that any Products granted on an exclusive basis and manufactured in the Territory shall be sold by BPA only outside the Territory.

2.8 The Company acknowledges and accepts that BPA may develop and manufacture, directly and/or indirectly, any products, including the Products, bearing the Trademarks together with other trademarks owned by third parties and that such products shall not be included in this Agreement. Therefore, BPA shall have the right to distribute and sell, either directly or through third parties, such products in the Territory through any channel of distribution, including the Channels of Distribution as per Annex 1.1, (c).

2.9 BPA reserves the right to distribute and sell the Products in the Territory, directly or indirectly, for advertising purposes, for sale or gift in combination with other products or

services, as premiums used for the purpose of advertising, promoting or increasing sales of any product or service, or in connection with any other method of merchandising.

2.10 Active sales of the Products to international distribution networks (i.e. retailers with buying offices in the Territory and points of sales also outside the Territory) are reserved to BPA and/or to other distributors specifically authorised by BPA. The Company shall notify BPA should the Company receive interest from international distribution networks. Taking into account the need of promptly and conveniently proceeding with the sales so as to grant the international distribution networks, and ultimately the consumers, the best possible treatment, BPA will judge from time to time if such sales may be satisfactorily carried out directly by the Company or if they should be passed to another member of the network of distributors and licensees co-ordinated by BPA. This provision shall not be construed nor interpreted as somehow limiting the sales by the customers of the international distribution networks.

2.11 The Company acknowledges that BPA shall have no responsibility or liability towards the Company for the import of Products into the Territory by international distribution networks or by other third parties.

2.12 The Company shall not itself directly sell the Products to the end-consumers, unless BPA gives prior written authorization to do so; such authorization will set out the specific royalty and reporting requirements for such retail sales.

2.13 The BasicNet Group does not expressly or implicitly represent or warrant anything on the subject-matter of this Agreement, unless explicitly stated herein. The Company represents that, in concluding this Agreement it did not rely on any representation or warranty of the BasicNet Group other than those explicitly stated herein.

2.14 In order to optimize the manufacture, distribution and marketing of the Products in the Territory, the Company shall maintain with the BasicNet Group a constant, systematic and comprehensive cooperative relation and shall operate within the scope of the principles, image, strategies and standards defined by the BasicNet Group.

2.15 Notwithstanding the above, it is understood that BasicNet Group shall have the right to further develop, directly or indirectly and without any limit, the "ROBE DI KAPPA" (word and device) and "RDK" retail project on the Territory. The retail project is aimed at establishing on the Territory a network of retailers for the marketing and commercialisation of the Products. To such effect the BasicNet Group will be free to supply, directly or indirectly, through its Affiliates or its licensees and distributors any products, advertising material or otherwise to the network of "ROBE DI KAPPA" retailers. It is understood that in case the BasicNet Group intends to develop the RDK retail project on the Territory it will first verify with the Company if the Company could manage such retailers.

2.16 As an essential condition for the execution of the Agreement by BPA and in consideration for the rights granted under the License Agreement, the Company shall pay to BPA a non refundable entry fee (hereinafter the "Entry Fee") in cash of USD 76.650,00 (USD seventy-six thousand six hundred fifty/00), invoiced by BPA and payable by the Company in fourteen (14) instalments of USD.5.475,00 (five thousand four-hundred and seventy-five) each as follows:

(a) in 2009: on 20 May, 20 September, 20 December
(b) in 2010: on 20 March, 20 June, 20 September, 20 December
(c) in 2011: on 20 March, 20 June, 20 September, 20 December
(d) in 2012: on 20 March, 20 June, 20 September.

2.17 TAG, as the company wholly owning the Company, guarantees full and timely compliance by the Company with all contractual and extra-contractual obligations, including but not limited to those relating to the bank guarantees and payments, which the Company has or may have towards BN or BPA or any Affiliated Company on the basis of this Agreement or of any activity relating to this Agreement, being it expressly understood that in case the Company for any reason whatsoever does not or is not able to timely comply with any of its obligations then TAG will immediately fulfil such obligations, without any need of written notice from BN, from BPA or from the Affiliated Company requiring TAG to do so and will be liable for any default of performance under this Agreement.

TAG engages itself to submit to BN its official yearly financial statements in English as soon as available.

3. OBLIGATIONS OF THE COMPANY

3.1 For day-to-day management of the BasicNet Group licensees' network, the Company shall follow the specifications of the Basic Operational System Department (BOS) for information technology and Internet connection. The Parties shall use their best efforts to promptly set up an on-line transmission through the BOS of the data indicated in this Article 3 and Article 5.

3.2 The Company shall:

(a) exert its best efforts to develop the sales of each product category of the Products and achieve the sales objectives sufficient and necessary to reach the **Net Turnover Targets** agreed by the Parties and set out in Annex 3.2. (a), the achievement of which is deemed by the Parties to be a material part of the BasicNet Group's consideration hereunder;

(b) maintain with the BasicNet Group a constant, systematic and comprehensive cooperative relation;

(c) comply with the BasicNet Group's instructions on the setting-up of a computer system for the on-line transmission of reports to the BasicNet Group and employ a person fluent in English and/or Italian;

(d) promptly inform BN and BPA in writing of any claims or proceedings brought against the Company in respect of the Products;

(e) permit BN or BPA or their representatives to enter any of the premises where the Company or its Affiliates carry out business for the purpose of inspecting them and the operations carried on there, so as to be able to determine whether the Company is performing its obligations hereunder;

(f) bear all the expenses for its activities and obligations under this Agreement, unless expressly herein otherwise stated or agreed by BN and BPA in writing;

(g) effect on behalf of BN and/or BPA, if required by the laws of the country of residence of the Company, the payment of any withholding tax in accordance with the relevant treaty for the avoidance of double taxation to be deducted from the royalty payments due under Articles 10.1 and 10.3 below (which BN and BPA will therefore receive

net of the corresponding withholding tax amount), also timely provide the originals of the relevant tax payment receipts, and indemnify BN and BPA from all costs borne in consequence of the failure by the Company to observe the provisions of this sub-article. To this end, the Company shall timely apply for the application of the aforesaid treaty by filing the relevant documents at the tax office of the relevant country and keep BN and/or BPA informed about the outcome of such application;

(h) promptly and comprehensively reply to BN and/or BPA's requests for data or information and timely transmit to BN and BPA its yearly sales budget detailed by month and by Product category (hereinafter, the "**Expected Turnover**") for prior review and approval by BN and BPA, and its quarterly and annual financial statements (translated in English or Italian);

(i) transmit to BN at least three (3) months before the beginning of each Contract Year its detailed advertising and promotional plan for prior review and approval by BN and in accordance with the advertising and promotion plan for the Initial Term (as below defined) mentioned at Article 6 below;

(j) for the purposes of the Net Turnover calculation set out in Article 1.1, (i), provide BN and BPA at the beginning of each sales season with the price-lists applied by the Company for the sales of the Products to its Affiliated Companies, as well as the price-lists applied by the Company to third-party retailers and the relevant price-structure and any changes thereto;

(k) maintain a sales structure adequate for a widespread distribution of the Products throughout the term of this Agreement and throughout the Territory in an efficient and diligent manner to the consumers solely through the retailers within the Channels of Distribution which observe the quality standards and the market positioning for the Products internationally defined by BPA;

(l) promptly follow BPA's guidelines on the positioning of the Products; monitor, with the utmost diligence, the activities of its sales agents and purchasers and immediately inform BPA in writing of any sale of the Products outside the Territory;

(m) keep a sufficient and assorted stock of the Products in order to restock the retailers in the Channels of Distribution in conformity with the market needs;

(n) store and handle the Products, to the satisfaction of BPA, so as to ensure that they are always supplied to the final purchasers in good condition as well as assist and encourage its purchasers to do likewise;

(o) obtain and maintain in full force and effect all Licenses and consents required to enable the Company to carry on its activities related to the Products and, upon request, furnish copies of the above documents to BPA; comply with all applicable laws and regulations (including tax and customs duties, self-regulation codes and the like) relating to the production and import of the Products, to the distribution, sale and advertising thereof in the Territory and, more generally, to the performance of this Agreement.

3.3 The Company shall provide BN and BPA, within two (2) days after the end of each calendar month or within such other period as specified by BN and BPA, with a complete and accurate

report, in the format specified by BN and BPA, setting out, with reference to the preceding month:

- the Company's sales of the Products (by quantity and type);
- the Net Turnover;
- the royalties and integration of the WWSA contribution accrued;
- the LDA performed.

In addition to the above information, the Company shall provide BN and BPA, with reference to the remaining months of the Contract Year, with:

- the Company's revised Expected Turnover;
- the order backlog.

3.4 BN and BPA may request from the Company, on a seasonal basis, a report indicating the stock situation of the Products owned by the Company, names and details of the purchasers of the Products and an overview of the market situation in the Territory (including the activities of the competitors).

4. LIMITED LICENSE, INTELLECTUAL PROPERTY, TRADEMARKS AND KNOW-HOW

4.1 In accordance with the laws in force at the time of conclusion of this Agreement BPA warrants its right to use and license the Intellectual Property in the Territory.

4.2 The Company acknowledges that the BasicNet Group has the exclusive rights to use the Intellectual Property, pertaining to the License and sublicenses granted herein and the Trademarks, and combinations of any part thereof, used by the BasicNet Group in connection with the Products or with other products, as well as the goodwill attached thereto, and that the Company's only rights in respect thereof are to use them solely in strict accordance with the terms of this Agreement.

4.3 Nothing herein confers, or shall confer upon the Company, any right, title or interest in the Intellectual Property or in any of the Trademarks, domain names, communication claims or any other intellectual property during the term of this Agreement or any time thereafter. Any rights which the Company may acquire over the Intellectual Property, including over any of the Trademarks, domain names, communication claims or with respect to the technical and aesthetic features of the Products, or any goodwill associated with any of the foregoing shall automatically vest in or, if this is not legally possible, be unconditionally assigned for free to the BasicNet Group (even in the case of registration in the name of the Company). The Company expressly acknowledges that its use of, and the possible goodwill created in, all Intellectual Property and any resulting increase in goodwill shall be for the benefit of the BasicNet Group and further acknowledges that all customers and goodwill deriving from the said use shall automatically return to the BasicNet Group's full possession at no charge, expense, cost or indemnification, upon expiration or termination of this Agreement, for any reason.

4.4 All use of the Trademarks by the Company or its Affiliates shall be solely to the benefit of BPA. The Company shall take all steps required to avoid abandonment of the Trademarks for any reason including, but not limited to, non-use.

4.5 The Company shall not do or omit to do anything which may diminish or jeopardise the goodwill and reputation associated with the Intellectual Property or any other right attached thereto nor shall it do anything which may infringe, damage, discredit, and/or directly or indirectly dispute or challenge the validity or ownership of the Trademarks and the Intellectual Property or any of the rights of the BasicNet Group thereto, during the term of this Agreement, or thereafter. In particular, the Company acknowledges that it will not assert any claim of ownership to the Trademarks or other Intellectual Property by virtue of the Company's use thereof or otherwise.

4.6 The Company will not do any act, or permit any act or thing to be done or carried out in derogation of any of the rights of the BasicNet Group in the Intellectual Property, either during the term of this Agreement, or thereafter.

4.7 The Company acknowledges that the primary commercial target of the network of distributors and licensees co-ordinated by the BasicNet Group is to position the Products in the sportswear and leisurewear market, so as to reach consumers aged between 16 and 25 years for the trademark "KAPPA" and over 25 years for the trademark "ROBE DI KAPPA". In order to allow BPA to develop a coherent and coordinated network of distributors and licensees and avoid affecting the Trademarks' prestige and positioning, the Company undertakes to comply with the BasicNet Group guidelines in the course of its distribution activity through the Channels of Distribution and in the marketing of the Products. In particular, any sale of the Products by the Company, to be carried out by mail, television and other means which could affect the Trademarks' prestige and positioning (including promotional sales, special sales, stocks clearance sales, and use the Products as free gifts) are not allowed, unless approved in writing in advance by BN.

4.8 The Company shall not provide any of the Products as a guarantee or security (however defined) nor shall it permit them to become the property of any insurer or carrier, nor shall it otherwise dispose of any of them in the event of damage affecting their quality or appearance, unless otherwise provided for by BPA's prior written authorization and instructions.

5. USE OF THE TRADEMARKS

5.1 In order to protect BPA's Intellectual Property rights and to maintain the common identity and reputation of the network of distributors and licensees coordinated by the BasicNet Group, the Company shall distribute and shall use the Trademarks only on the Products (including the Components) manufactured in accordance with the Know-how, specifications, design and models developed and approved by BN. To this end the Company engages itself to timely comply with the relevant procedures defined and updated by BOS for the network of distributors and sub-licensees, including the Basic Factory.com procedure and the Basic Samples.com procedure for the transmission of the information as per clause 5.2. here-below and for the codification of the Products in accordance with the style codes used for the collections developed by BN which shall be used by the Company during the approval, ordering and reporting procedure. BN shall provide for the design and models of the Products as well as an assortment of the new collections to be shown to the Company during conventions/sales-meetings or to be disclosed through one of the BasicNet Group's web sites.

5.2 (a) With the exception of the Components as provided for in Article 5.3 below, the Company may either (i) manufacture the Products directly in the Territory or (ii) purchase the Products through the Sourcing Centers. Should the Company desire to use a third-party

manufacturer located in the Territory, the Company may seek to have the third-party manufacturer approved as a Sourcing Center by BN.

(b) If the Company intends to use a design or model other than those created by BN, the Company shall submit at its expense any design or model for the approval of BN before the productions starts. In the event BN does not reply to the Company within thirty (30) days from the submission of the relevant sample, design or model, such sample, design or model shall be deemed to have been approved. In the event such sample, design or model is not approved, the relevant production shall not start. If BN or BPA require, at any time, any modification, the modified sample, design or model shall again be submitted to the approval of BN in the manner herein specified.

5.3 The Company recognises that for the consistency of Products bearing the Trademarks and consequently for the purposes of Intellectual Property protection, it is imperative that the Components are sourced from selected manufacturers. For this reason, unless otherwise agreed by the BasicNet Group, the Company shall purchase the Components exclusively and directly from the authorised Sourcing Centres indicated and appointed by the BasicNet Group. Should an agreement be reached between the Parties on the sourcing of the Components from manufacturers different from those indicated and appointed by the BasicNet Group, then the same approval procedure set out in Article 5.2, will apply mutatis mutandis to the sourcing of the Components. The Company engages itself to provide that any Product manufactured on the basis of this Agreement will bear the indication as follows: "*Manufactured under Trademark license from Basic Trademark S.A..*"

5.4 For each sale season, unless separately agreed in writing, the Company shall purchase within the deadlines as indicated by BPA at least one assortment of Products for its showroom and one for the purchasing centres and distribution chains as well as a number of collections sufficient to give each of its sales agents at least one full set of samples, at the price set by BPA on the basis of its costs.

5.5 (a) BN will disclose to the Company the information regarding the standard "Corporate image package" of all distributors and licensees co-ordinated by the BasicNet Group. The Company shall - solely during the term of this Agreement - use the Intellectual Property, as specified in the "Corporate image package", on its headed-paper, business cards, signs, advertising and promotional materials and the like as instructed by BN. BN will regularly offer the Company advertising and promotional materials (videos, posters, other communication tools) which BN may produce, and will inform the Company of the international marketing communication initiatives it organises.

(b) Should the Company be engaged in any business other than the one regulated by this Agreement, or deal with products other than the Products, the Company undertakes to use the Intellectual Property, as specified in the "Corporate image package", exclusively in connection with the Products.

(c) BPA may authorise the Company in writing to include any of the Trademarks in its firm name, business name or company name, or a part thereof. In such event, upon request by BPA or upon termination of this Agreement, the Company shall change its firm name, business name or company name so as to remove any part of, or reference to, the Trademarks therefrom; appropriate provisions shall be included in the Company's Articles of Association embodying this obligation.

(d) BPA may authorise the Company in writing to use the Trademarks, in whole or in part, in its local Internet/World Wide Web domain name, web-site, electronic mail address and the like, for the purpose of carrying out its business hereunder and further promote the Trademarks in the Territory. In such event, the Company shall submit its request to BPA, which will at its discretion evaluate the request and proceed with the relevant registrations. Should the request of the Company be accepted, the Company shall timely follow the instructions and guidelines given by BPA as regards the use of the Trademarks for the said purposes as well as for any relevant registration formality which may be required under the local or international laws and/or regulations. Reasonable costs of registration may be charged by BPA to the Company. Upon simple request by BPA or upon termination or expiration of this Agreement, the Company shall promptly cease the use of the Trademarks and/or remove the Trademarks from any such Internet/World Wide Web domain name, web-site, electronic mail address and the like and/or cancel all relevant registrations made in the Company's name, if any (or, where the case, unconditionally assign for free to BPA the said registrations). Subject to the above, any use of the Trademarks on the Internet or as part of domain names by the Company shall be accompanied on each page of the web site by a notice indicating that the Trademarks are the property of Basic Trademark S.A. and that any use on the web or as a domain name is made by written consent of, and in the name and for the account of, Basic Trademark S.A.

5.6 The Company shall not use any know-how, technical or aesthetic element and/or any feature, even if created by the Company on any products which are not marked with the Trademarks, which may mislead the consumer by confusing other products with the Products during or after the term of this Agreement.

5.7 In order to respect the international standards connected with the Trademarks and to maintain the uniformity in terms of international image of the Products, should the Company decide to open a shop for the sale of the Products, such opening of the shop shall be previously authorised by BN. In such event, the Company shall comply with all relevant instructions by BN, which shall provide the Company with its assistance in this regards.

5.8 Any type of advertising and sales promotion undertaken by the Company in connection with the Products or using the Intellectual Property shall be submitted to and approved in writing by BN before the same is published, displayed, broadcast, or used in any manner.

5.9 BN may in its discretion grant in free-lease, or sell at cost to the Company as part of the licensed Know-how, equipment for the reproduction of Trademarks (disks, print negatives and the like) and samples of the use of Trademarks, of the colours and the like. The Company shall carefully and accurately use such materials either in its offices and warehouses or elsewhere and, promptly upon request by BN shall provide BN with an inventory thereof with an indication of the places where they are kept. BN may, without any notice and under the pledge of secrecy, carry out directly or through external consultants any appropriate examination of the condition and the location of the said materials. Within fifteen (15) days from expiration or termination for any reason of this Agreement, the Company shall provide BN with an inventory of the equipment and materials stated above, and BN may request the Company, at the Company's cost, to return or destroy them (in the presence of BN's representatives).

6. ADVERTISING AND PROMOTION: LDA AND WWSA

As far as BN is concerned

6.1 All advertising and promotional materials used by the Company shall conform to the institutional advertising for the Products, planned and managed by BN. For such purpose, the Company shall inform BN of its intention to carry out advertising or promotional initiatives and BN will inform the Company if there are materials or projects prepared centrally which the Company shall use or, lacking the above, BN will specify the guidelines to be followed by the Company. All proposals for sketches, executive sketches, projects and other materials shall be submitted to BN's approval before their use and shall be modified if so requested by BN. In the event BN does not reply to the Company's proposals within thirty (30) days from their submission to BN, such proposals shall be deemed to have been approved. In the event the Company's proposals are not approved, they shall not be used. In the event BN requires any modification, the modified proposals shall again be submitted for the approval of BN in the manner herein specified.

6.2 BN may supply the Company with advertising material in the quantities and on the terms from time to time agreed upon.

6.3 For each Contract Year of this Agreement, the Company shall expend such amounts and implement such activities as detailed in Annex 6.3 for the LDA of the Products in the Territory. LDA expenditures shall be done by the Company throughout the Contract Year according to the market needs with the annual balance of the LDA expenditures to be spent within three months from the end of the relevant Contract Year.

6.4 A proposed advertising and promotional plan for the Initial Term (as hereinafter defined) and for the Renewal Term (as hereinafter defined), if any, shall be produced by the Company within thirty (30) days following the execution of this Agreement and BN shall provide its comments and changes to such plan, if any, within thirty (30) days thereafter. All such changes shall be incorporated in and deemed part of the plan of the Company.

<u>As far as BPA is concerned</u>

6.5 BPA organises and co-ordinates WWSA initiatives, the costs of which are shared by all members of the international network of distributors and licensees co-ordinated by BPA.

6.6 For each Contract Year of this Agreement, the Company shall pay to BPA, as a Guaranteed Minimum contribution to the WWSA, the sum set forth in Annex 6.6.

6.7 Each member of the network of distributors and licensees coordinated by BPA benefits from the WWSA prestige; the cost of the WWSA activities is shared on the basis of an estimate turnover of the Company arising from the sale of the Products. Should the Net Turnover of the Company, reported to BPA in compliance with Article 3.3 at the end of the first and second calendar semesters, be higher than the Guaranteed Minimum Net Turnover pertaining to that semester as specified in Annex 6.7, the Company hereby recognises that such higher turnover will also be due to the beneficial effects of the WWSA. The Company therefore undertakes to pay to BPA an integration of the Guaranteed Minimum WWSA contribution in a ratio of 4% (four percent) of the Company's Net Turnover exceeding the Guaranteed Minimum Net Turnover.

6.8 The payment of the Guaranteed Minimum WWSA contribution and of any addition thereto shall be governed, mutatis mutandis, by the provisions of Article 10 below.

6.9 The Company engages itself to provide that any advertising and promotional material and any presentation relevant to the Products will bear the indication *"under the Trademark License from Basic Trademark S.A."*.

7. CUSTOMER SERVICE

7.1 The Company shall provide its customers in the Territory with full customer service, by which it shall promptly and diligently provide full information about the status of the orders, any variation in the orders and the status of the re-assortment and shall answer all types of general queries that customers may reasonably ask.

8. PROTECTION OF RIGHTS

8.1 BN and BPA shall have the sole right to decide on the actions to be taken for the protection and defense of the Intellectual Property in the Territory. BN and BPA shall have the right to defend the Company in any action brought by any third party claiming a right over the Intellectual Property against the Company except in the case of actions arising from the unauthorized use of the Intellectual Property by the Company.

8.2 In order for the BasicNet Group to take all the necessary steps to protect and defend the Intellectual Property, the Company shall: (i) monitor the market in the Territory at its own cost; (ii) notify BN or BPA of any actual, apparent or threatened infringement, respectively, of the Intellectual Property; (iii) provide BN and BPA with all details and sufficient evidence of any infringement including, when necessary, the purchase of samples at BN or BPA's cost.

8.3 Other than what is expressly indicated in this Agreement, the Company shall have no power whatsoever to, and shall not, take any action related to the Intellectual Property, either conciliatory or judicial without the prior written consent, respectively, by BN or BPA. Upon request, the Company shall assist BN or BPA to deal therewith, by participating with BN or BPA in the legal proceedings.

8.4 Reasonable legal costs arising out of the activities regulated by this article, both for the protection and defense of the Intellectual Property in the Territory, may be charged by BN and BPA to the Company.

9. CLAIMS AGAINST BN OR BPA

9.1 The Company shall be liable for, and shall indemnify BN or BPA against, any and all liabilities, losses, damages, expenses and/or costs, including legal costs, professional and other expenses of any nature whatsoever incurred or suffered, respectively, by BN or BPA, whether direct or consequential (including but not limited to, any commercial loss or other loss of profits, business or goodwill), arising out of or related to :

(a) any dispute or claim of any sort, including but not limited to, disputes or claims sounding in contract, tort or other liability (including product liability or other liability however connected with the production and sale of the Products) or any proceedings brought against BN or BPA by anybody and connected to the manufacture, use, sale or advertising of any Products by the Company or the use by the Company of the Trademarks;

(b) any breach or non-performance of any covenant, representation, warranty or other obligation of the Company.

9.2 For this purposes the Company shall arrange, with a primary insurance company, a policy covering product liability, as above specified, for a minimum coverage of one (1) million USD. BN shall be an additional insured on such insurance policy. The Company shall provide BN and BPA with copy of the insurance policy and of all renewals thereof.

10. ROYALTIES

As far as BN is concerned

10.1 In consideration of the rights granted by this Agreement the Company shall pay to BN the Guaranteed Minimum Royalties for the use of the Know-how set forth in Annex 10.1.A and the difference, if any, between the total of the royalties set forth in Annex 10.1.B accrued during a particular Contract Year and the Guaranteed Minimum Royalty pertaining to the same Contract Year.

10.2 Subject to the compliance with mandatory rules, in case of termination of this Agreement before its expiration date, no part of the Guaranteed Minimum Royalties set forth in Annex 10.1.A or of the royalties set forth in Annex 10.1.B paid shall be refunded to the Company in any event. Furthermore, if the termination is due to a breach by the Company, without prejudice to any other rights, in particular the recovery of further damages, which BN may have, BN shall be entitled to obtain immediate payment of any of the Guaranteed Minimum Royalties set forth in Annex 10.1.A for the remaining period of the Initial Term (as below defined, or of the Renewal Term, as below defined, or of the future terms) not paid by the Company at the time of termination of this Agreement. This compensation shall constitute the minimum liquidated damages, is not a penalty and additional damages may be requested if the amount liquidate is not sufficient to restore the damage of BN. The Company acknowledges that this minimum payment of liquidated damages is reasonable given the substantial cost and difficulty involved in finding an appropriately experienced, alternative licensee in the Territory.

As far as BPA is concerned

10.3 In consideration of the rights granted by this Agreement the Company shall pay to BPA the Guaranteed Minimum Royalties for the use of the Trademarks set forth in Annex 10.3.A and the difference, if any, between the total of the royalties set forth in Annex 10.3.B accrued during a particular Contract Year and the Guaranteed Minimum Royalties pertaining to the same Contract Year. For the use of the Sponsorship Trademarks the Company shall pay to BPA the royalties specified in Annex 1.1, (l) or specified from time to time. Royalties payable for the use of the Sponsorship Trademarks shall be additional to the royalties payable for the use of the Trademarks.

10.4 Subject to the compliance with mandatory rules, in case of termination of this Agreement before its expiration date, no part of the Guaranteed Minimum Royalties set forth in Annex 10.3.A, of the Guaranteed Minimum WWSA contribution set forth in Annex 6.6 or of the royalties set forth in Annex 10.3.B or the integration of the WWSA contribution set forth in Article 6.7 paid shall be repayable to the Company in any event. Furthermore, if the termination is due to a breach by the Company, without prejudice to any other rights, in

particular the recovery of further damages, which BPA may have, BPA shall be entitled to obtain immediate payment of any of the Guaranteed Minimum Royalties set forth in Annex 10.3.A and of the Guaranteed Minimum WWSA contribution set forth in Annex 6.6 for the remaining period of the Initial Term (as below defined, or of the Renewal Term, as below defined, or of the future terms) not paid by the Company at the time of termination of this Agreement. This compensation shall constitute the minimum liquidated damages, is not a penalty and additional damages may be requested if the amount liquidate is not sufficient to restore the damage of BN. The Company acknowledges that this minimum payment of liquidated damages is reasonable given the substantial cost and difficulty involved in finding an appropriately experienced, alternative licensee in the Territory.

11. PAYMENTS AND PROCEDURE

11.1 Payments to BN and BPA shall be made in USD by wire transfer in immediately available funds, respectively, to BN and BPA's bank accounts as specified by BN and BPA. Acceptance by BN and BPA of the payment of a sum lower than that actually due, shall in no way imply or be deemed to a waiver of any right hereunder including a waiver to obtain full settlement of its credit. Except as otherwise provided by sub-article 3.2, (g) hereof and subject to mandatory rules, all payments to be made by the Company to BN and BPA shall be made free of any deductions or set-offs. Subject to mandatory rules, the existence of a claim shall not give the right to the Company to suspend or delay any payment. Non-payment by the Company of any sum due to BN and BPA or to an Affiliate of BN and BPA at the due date shall, without prejudice to any other rights which BN and BPA may have, release BN and BPA from the duty of performing any obligation BN and BPA may have towards the Company; BN and BPA shall also have the right to obtain immediate payment of any and all sums due by the Company for any reason whatsoever, inclusive of interest accrued from the due date of payment, at the three (3) months LIBOR (London Inter Bank Offered Rate) as published in the Financial Times or in another major newspaper on the day in which payment is due, increased of 4%. Upon an event of non-payment BN and BPA shall further have the right to immediately terminate this Agreement, in accordance with Article 14 below.

11.2 The obligations of the Company on the basis of this Agreement, including but not limited to any payment obligations, shall be guaranteed by unconditional and irrevocable bank guarantees (issued by a primary international bank acceptable to BN and BPA) drawable at first request even as only in part and to be valid from the beginning of the Initial Term (as below defined), which is the period to be covered by the guarantees. Such guarantees shall be communicated in writing to BN and BPA within 20 (twenty) days after the execution of this Agreement.

The Company shall provide for these bank guarantees to be valid until 30 June 2013 (i.e. six months after the expiration of the Initial Term).

To this end the Company shall provide for the bank guarantees to be valid until six months after the end of each calendar year. The bank guarantees shall provide for an automatic renewal for additional periods so as to cover the period(s) until six (6) months after the end of each subsequent calendar year (i.e. 30 June), unless notice of non-renewal is given by the bank by means of SWIFT message to the advising bank and by means of courier to BN and BPA at least three (3) months before the end of each calendar year (i.e. 30 September). Subject to the foregoing, at last the bank guarantees shall expire on 30 June 2013 (i.e. six months after the expiration of the Initial Term).

In case notice of non-renewal is given to BN and/or to BPA by the bank before three (3) months before the end of each calendar year (i.e. before 30 September), the Company shall

provide for a new bank guarantees at the same conditions (if the case may be, through a new bank acceptable to BN and to BPA). Failing compliance with this obligation within 2 (two) months before the end of each calendar year (i.e. before 30 October), unless the Company effects a cash deposit of the amount to be covered by the bank guarantees within 30 October, BN and BPA shall have the right to withdraw the bank guarantees in place and use the amount as a cash deposit.

The amounts to be guaranteed:

a) to BN shall correspond to the value of the Yearly Guaranteed Minimum Royalties set forth in Annex 10.1.A and due for the first Contract Year. Within three (3) months before the beginning of each of the following Contract Years (i.e. within 30 September), the amount guaranteed shall be increased according to the value of the Yearly Guaranteed Minimum Royalties set forth in Annex 10.1.A and due for the relevant Contract Year,

b) to BPA shall correspond to the value of the Yearly Guaranteed Minimum Royalties set forth in Annex 10.3.A and of the Guaranteed Minimum WWSA contribution set forth in Annex 6.6 and due for the first Contract Year. Within three (3) months before the beginning of the each of the following Contract Years (i.e. within 30 September), the amount guaranteed shall be increased according to the value of the Yearly Guaranteed Minimum Royalties set forth in Annex 10.3.A and of the Guaranteed Minimum WWSA contribution set forth in Annex 6.6 and due for the relevant Contract Year.

The sum covered by the guarantees shall not be reduced in respect of payments made by the Company.

Should the validity of the bank guarantees not be extended or should the guaranteed amounts not be increased at the due date(s) as set forth in this Article 11.2, and should the Company not provide BPA and/or BN with new bank guarantees as per the terms agreed or with a cash deposit for the amounts to be covered according to the above, BPA and/or BN shall have the right to cash the bank guarantees, irrespective of the Company having fulfilled its payment obligations. BPA and/or BN shall keep the amount as an idle deposit (hereinafter the "Cash Deposit") guaranteeing future obligations until new guarantees are received.

BPA and/or BN shall have the right to apply part or the entire amount of the Cash Deposit against any overdue amount due by the Company to BPA and/or BN or their Affiliates on or after the expiration of the Initial Term.
In any case such deductions from the Cash Deposit shall not be considered a remedy to the breach of the payment obligations. Only when the Cash Deposit shall be restored by the Company to its due amount under this Agreement and/or the new guarantees are received the breach shall be deemed to have been remedied. For the avoidance of doubts, the Cash Deposit amounts shall be those set forth above in this clause.

The Company expressly acknowledges and accepts that no interest whatsoever will accrue on the Cash Deposit.

Furthermore, the Company expressly acknowledges and accepts that BPA and/or BN shall have unlimited access to the Cash Deposit and they may use it for any reasons they may deem appropriate until the new guarantees are received or, should no new guarantees be released, until six months after the end of the Initial Term, when, subject to the provisions herein, such

Cash Deposit shall be returned to the Company net of any deductions as stated herein and without any interest of any kind.

Subject to the above and the full and timely compliance by the Company with all its contractual obligations towards BPA and/or BN, the Cash Deposits shall be returned to the Company within one month after the expiration of the sell-off period as provided at Article 15.5, if any, or, should no sell-off period be granted, within six (6) months after the expiration of this Agreement. The Cash Deposit shall be returned net of any sum owed to BPA and/or BN or its Affiliates and without any interest. Therefore, only the balances of the Cash Deposit shall be returned by BPA and/or BN to the Company.
In the event the Company is in breach of any of its obligations under this Agreement, BPA and/or BN shall retain the Cash Deposit until the breach is remedied.

The above shall be applicable, *mutatis mutandis*, in case of termination of this Agreement, being it understood that in the event of termination, the balance of the deposit shall be returned six (6) months after the termination date, provided that the Company is not in default of any of the obligations under this Agreement.

11.3 Except as regards the first Contract Year, the Yearly Guaranteed Minimum Royalties and WWSA contribution provided for by this Agreement shall be paid by the Company to BPA and BN in four (4) instalments of the same amount, due within 20 March, 20 June, 20 September and 20 December of each Contract Year. The Yearly Guaranteed Minimum Royalties and WWSA contribution for the first Contract Year shall be paid by the Company to BPA and BN in seven (7) instalments of the same amount, due upon execution of the Agreement and, starting from 20 September 2009, quarterly, (i.e. 20 September 2009, 20 December 2009, 20 March 2010, 20 June 2010, 20 September 2010 and 20 December 2010). BN and BPA, each one for its own competence, will issue an invoice therefor upon receipt of the payment. BN and BPA may, in their discretion, issue the said invoices before the Company has paid.

11.4 On the basis of its Net Turnover, as reported by the Company to BN and BPA in compliance with Article 3.3, at the end of each calendar semester (i.e. at the end of June and December) the Company shall calculate the value of the royalties (Articles 10.1 and 10.3 and Annexes 10.1.B and 10.3.B) and of the WWSA contribution (Article 6.7) accrued in respect of the calendar semester just ended. The sum obtained will be converted from the Territory's currency to US Dollars at the rate of exchange of the last day of the calendar semester just ended as published on the Financial Times or on another major newspaper. Should the sum so calculated be higher than the semi-annual instalment of the Yearly Guaranteed Minimum Royalties listed at Annexes 10.1.A and 10.3.A and of the Guaranteed Minimum WWSA contribution set out in Article 6.6, the Company shall pay such difference to BN and BPA at the time of sending the reports provided for at Article 3.3 and BN and BPA will issue an invoice therefor upon receipt of the payment. BN and BPA may, in their discretion, issue the said invoice before the Company's payment.

11.5 (a) According to the above payment system, the Company shall pay the Guaranteed Minimum Royalties and WWSA contribution pertaining to a Contract Year in four instalments to be paid on a quarterly basis and at the end of each calendar semester, subject to the overall amount accrued exceeding the overall semi-annual Guaranteed Minimum Royalties and WWSA contribution, the Company shall pay, respectively, the percent royalties and WWSA contribution accrued in excess of the Guaranteed Minimum Royalties and WWSA contribution already paid.

(b) If, at the end of any Contract Year:

(i) the total percent royalties and WWSA contribution accrued during that Contract Year exceed the total Guaranteed Minimum Royalties and WWSA contribution pertaining to that Contract Year; and

(ii) the total instalment of the Yearly Guaranteed Minimum Royalties and WWSA contribution pertaining to the second semester and paid by the Company is higher than the total percent royalties and WWSA contribution accrued during that semester,

(c) then the Company shall have a credit for a sum equivalent to the difference between:

(iii) the total instalment of the Yearly Guaranteed Minimum Royalties and WWSA contribution pertaining the second semester; and

(iv) the (lower) total percent royalties and WWSA contribution accrued during that second semester, provided that in any event the Company shall pay the total Yearly Guaranteed Minimum Royalties and WWSA contribution which shall not be diminished by such credit.

(d) Such credit shall be considered as anticipated payment of a part of the Guaranteed Minimum Royalties and WWSA contribution related to the following Contract Year.

(e) the above calculation shall apply *mutatis mutandis* during the first Contract Year taking into consideration that the Year covers the period from 1 March 2009 until 31 December 2010 and that the Guaranteed Minima are payable in seven (7) instalments.

12. ACCOUNTS AND AUDIT

12.1 The Company undertakes to keep accurate and detailed books of accounts related to all its activities hereunder (that shall include at a minimum all the information used to prepare the reports required by this Agreement) in such a way as to be easily accessible to the BasicNet Group in order to permit it to perform audits from time to time. It is understood that BasicNet Group intends to perform audits of such data at least annually and may elect to do so more frequently. In the course of these audits, BN and BPA's representatives shall have the right to examine all documents and to make photocopies thereof at BN and BPA's cost.

12.2 The BasicNet Group may, by informing the Company in advance and under the pledge of secrecy, carry out directly or through external consultants, any appropriate audit on the accounts of the Company in order to verify the data supplied in the reports, as per Article 3.3 above. Such right may also be exercised with respect to the accounts following the expiration or termination of this Agreement and audits may be made during the entire period in which the Company is bound by law to keep files of its book-keeping.

12.3 Should an audit reveal, for any year, a mistake in the royalties and WWSA contribution calculation to the detriment of BN or BPA for a sum smaller than ten thousand (10.000,00) USD, the Company shall pay the unpaid sum together with interests accrued at the rate provided for in Article 11.1. If the mistake to the detriment of BN or BPA is for a sum between ten thousand (10.000,00) and twenty thousand (20.000,00) USD, the Company shall reimburse to BN or BPA the entire cost of the audit effected by BN or BPA or by BN or

BPA's consultants (on the basis of the ordinary fees charged by a primary international auditing firm) and shall pay the unpaid sum inclusive of interests accrued at the rate provided for in Article 11.1. If the mistake to the detriment of BN or BPA is for a sum greater than twenty thousand (20.000,00) USD, BN and BPA shall have the right to terminate this Agreement forthwith, whereas the Company shall reimburse BN and/or BPA for the entire cost of the audit, shall pay the unpaid sum inclusive of interests accrued at the rate provided for in Article 11.1 and an additional amount equivalent to 30% of the unpaid sum.

12.4 Within 30 (thirty) days after the end of each calendar year the Company shall provide, at its own expense, BN with a statement certified by a leading international auditing firm confirming the Net Turnover as communicated by the Company to BN in the monthly reports, as per Article 3.3.

13. TERM

13.1 This Agreement shall commence on 1 March 2009 and shall expire on 31 December 2012 (hereinafter, the "Initial Term"), unless earlier terminated in accordance with the provisions of Article 14 below and it will be effective only subject to receipt of the bank guarantee within twenty (20) days from the execution of the Agreement.

13.2 Should the Net Turnover of the Company in the first two Contract Years of the Initial Term be at least equivalent to the Net Turnover Targets specified in Annex 3.2, (a) and should all contractual obligations have been duly observed by the Company, this Agreement may be renewed for a further period of 3 (three) years (hereinafter, the "Renewal Term") provided that by 30 June 2011 the Parties reach an agreement on the Guaranteed Minimum Royalties, on the WWSA contribution and on the Net Turnover Targets relating to the renewal period. For the purpose of discussing the conditions of the new distribution and License agreement, the Parties will evaluate the performance of the Company on the basis of its results in the first 2 (two) Contract Years of the Initial Term plus the confirmed orders for the Products for the last Contract Year thereof. The Parties undertake to negotiate in good faith (and on the basis on the standard parameter used by the BasicNet Group) the possibility of renewing this Agreement, but it is understood that such negotiations shall not imply any duty on the Parties to reach an agreement. The Company may not have any good faith expectation that the Agreement may be renewed according to this clause.

13.3 Except for the operation of Article 13.2 here above, upon expiration date this Agreement shall be terminated by full right forthwith, with no need for any formality or for any judicial or extra-judicial notification and/or service.

13.4 In case of termination, for whatsoever reason, of this Agreement, by either BN or BPA such termination will have effect also for the other company of the BasicNet Group.

13.5 Should the Company terminate for whatsoever reason, or breach this Agreement, such termination or breach will have effect for both BN and BPA.

14. TERMINATION

14.1 This Agreement may be terminated with immediate effect by one of the Parties notifying the other in writing, of its intention, upon the grounds that:

(a) a petition has been filed for the winding up, whether voluntary or otherwise, or a notice has been issued for the summoning of a meeting during which a resolution proposing the winding up of one of the Parties is to be voted;

(b) one of the Parties is bankrupt or insolvent, or a receiver, official manager or liquidator, however defined, has been appointed with respect to one of the Parties or any of its assets, or one of the Parties makes an assignment in favour of, or a composition or arrangement, or enters into a scheme of arrangement with its creditors or any class of its creditors; or

(c) subject to sub-article 14.2 below, any of BN, BPA the Company or TAG has failed to perform or observe a provision of this Agreement, and has not remedied such failure, if capable of remedy, within thirty (30) days after service of a written notice from the other Parties requiring it to do so.

14.2 This Agreement may be terminated with immediate effect by BN and/or BPA notifying the Company, in writing, of its intention, in the following events:

(i) any change occurs in the constitution, structure, control or management of the Company or of the majority holding of TAG;

(ii) the Net Turnover of the Company does not reach the Guaranteed Minimum Net Turnover set out in Annex 6.7 in any Contract Year of duration of this Agreement, as this would indicate failure by the Company to achieve the material commercial targets jointly agreed by the Parties;

(iii) within fifteen (15) days from service of a written notice, the Company fails to perform its duties under Articles 10 (Royalties) and 11 (Payments and procedure);

(iv) breach by the Company of its duties not to actively sell to International Distribution Network (Article 2.10);

(v) breach by the Company of its duties not to sell end-consumers (Article 2.12);

(vi) breach by the Company of its duties to report the Net Turnover on a monthly basis (Article 3.3);

(vii) breach by the Company of its duties not do or omit to do anything which may diminish the reputation associated with the Intellectual Property or any other right attached thereto and not to do anything which may challenge the validity or ownership of the Trademarks and the Intellectual Property (Article 4);

(viii) breach by the Company of its duties to use the trademarks only on the Products or for the activities approved or authorised by BN (Article 5);

(ix) breach by the Company of its duties to obtain prior approval of the advertising and promotion material, to invest the annual minimum amount in LDA activities and to effect the payment of the WWSA contribution (Article 6);

(x) breach by the Company of its duties not to take any action related to the Intellectual Property, either conciliatory or judicial without the prior written consent by BN or BPA (Article 8);

(xi) breach by the Company of its duties to keep BN and BPA harmless and to stipulate an insurance policy as per Article 9;

(xii) breach by the Company of its duties to not to sell any Products outside the Territory and not to sell any product competing with the Products, without having previously obtained the written consent from BPA (Article 17);

(xiii) nullity of a clause which substantially undermines the interest of one of the Parties without reaching an agreement on restoring such balance (Article 23.3);

(xiv) the sublicensing or assignment of this Agreement by the Company without the approval of BN or BPA (Article 23.5).

14.3 BN and BPA shall, at any time during the term of this Agreement have the right to demand an assurance from the Company of the Company's ongoing ability to perform the provisions of this Agreement if, in the reasonable opinion of BN and BPA, the Company is unable to adequately fulfil its requirements. If reasonable and adequate assurance is not received by BN and BPA regarding the Company's ability to perform within thirty (30) days from BN and BPA's request, BN and BPA shall have the right to terminate this Agreement.

14.4 Unless otherwise specified in this Agreement termination shall be effective upon the Parties upon due notification effective in accordance with the provisions of Article 19.1.

15. EFFECTS OF EXPIRATION OR TERMINATION

15.1 The Company shall have no right to any indemnity or compensation from the BasicNet Group for moneys expended by the Company on advertising and promotion or on any other activity with respect to the Products, nor for any goodwill the Company may have established by carrying out its activities hereunder. The Company acknowledges that it has decided and will decide on all investments, expenditures and commitments in relation to this Agreement in full awareness of the possibility of losses or damages resulting from termination or expiration of this Agreement and is willing to bear the risk thereof.

15.2 Upon expiration or termination of this Agreement, the Company shall cease all use of the Trademarks, including promptly changing any business names containing the Trademarks and shall forthwith destroy all headed-paper, business cards, documents, tapes, disks and other electronic media and the like, on which any part of the Intellectual Property is reproduced. It shall remove any object indicating that it is a distributor of, or that it deals in, the Products, and it shall return to the BasicNet Group all such materials given to the Company by the BasicNet Group, if any.

15.3 Except in the event of immediate termination as provided under Article 14, the Company undertakes to send to all its customers, within fourteen (14) days after the term provided for by Article 13.2 has expired without the Parties agreeing on the Agreement's renewal, a notice informing the customers that as from the term of the Agreement, it will no longer be a distributor of the Products and that orders for the Products should, as from the date of

communication, be placed with the new appointed distributor or any other entity, whose details shall be provided by the BasicNet Group. A draft form of such notice shall be submitted to the BasicNet Group for approval prior to distribution. Any such sales activity of the new appointed distributor or entity shall not be an infringement of the rights granted to the Company pursuant to this Agreement.

15.4 Upon expiration for non-renewal, the Company shall neither manufacture any further Products nor accept any orders from customers in relation to the Products. In the event of termination the Company shall, if possible, cancel all pending orders for the manufacture of any Products. In the event the cancellation of pending orders is impossible, the provisions of Article 15.5 will apply.

15.5 Within fifteen (15) days from expiration or termination date, the Company shall transmit to BPA a report detailing the pending customer orders placed with the Company in relation to the Products and for which the deliveries should take place after the expiration or termination date. BPA or its Affiliates shall have the right to purchase the pending customer orders placed with the Company and for which the deliveries should take place after the expiration or termination date of this Agreement. BPA or its Affiliates shall in consideration of the transfer of such pending customer orders pay to the Company a consideration equivalent to 10% (ten percent) of the sales value of such orders.

15.6 Within fifteen (15) days from expiration or termination date, the Company shall transmit to BPA a report detailing the inventory of the Products owned by the Company including Products ordered from manufacturers. BPA or its Affiliates shall have the right to purchase such Products F.O.B. at the Company's warehouse, at fair market value taking into account aging and quality of inventory, but in no event exceeding the cost of the Products to the Company (i.e. factory price plus relevant custom duties). BPA shall pay for these Products within thirty (30) days from the Company's invoice.

15.7 If BPA does not exercise its right to purchase the Products within thirty (30) days from the delivery of the report and provided that the Company has paid the relevant royalties mentioned in Article 10 and the Agreement was not terminated because of any fault of the Company, the Company may, within six (6) months of the expiration or termination date, sell the Products that are in perfect state to third parties and deliver the Products corresponding to the pending customers orders. In case of termination of the Agreement because of any fault of the Company the above sell-off period is reduced to fifteen (15) days and is subject to payment of the royalties in advance of the sell-off period.

15.8 During the six (6) months period, as described in Article 15.5, the Company shall comply with all its duties hereunder including reporting obligations. After the lapse of such six (6) months period, the Products still unsold shall, at BPA's option:

(i) be destroyed at the Company's cost, in the presence of BPA representatives, or

(ii) be sold to BPA, at a contract price of one (1) USD for the whole lot of Products and delivered to BPA's warehouse, at the Company's cost.

15.9 Following the expiration or termination of this Agreement, neither the Company nor any of its Affiliates shall employ any Intellectual Property or any confidential information of BPA or its Affiliates to manufacture or distribute or to encourage, facilitate, induce or otherwise procure the manufacture or distribution by third parties of any products (other than Products owned by the Company on the date of such expiration or termination that are sold in accordance with

Article 15.6). The Company shall provide to BN any and all documents necessary to transfer to BN any domain name, trademark or other Intellectual Property which is registered in the Company name. In the event of breach of this Article, without prejudice to any other rights and to any and all other remedies available in particular the recovery of further damages, the BasicNet Group shall be entitled to compensation in the amount of the greater of the Company's profits derived from, or ten percent (10%) of the gross revenues resulting from any prohibited manufacture and sale of the Products by the Company or by any of its Affiliates.

15.10 Whatever claims the BasicNet Group may have against the Company hereunder for royalties and/or any other payment due to the BasicNet Group shall become a first lien upon all of the Products manufactured or sold pursuant to the terms of this Agreement in the possession or under the control of the Company and/or its Affiliates or its agents upon expiration or termination of this Agreement.

16. RELATIONSHIP BETWEEN THE PARTIES

16.1 The Company shall not, when performing its duties hereunder, directly or indirectly represent itself orally, in writing, through advertising, through visual display, by letterhead, business or personal card, or otherwise to be other than a distributor of the Products and a licensee of the Trademarks and shall have only such rights and duties as are specified herein.

16.2 In selling the Products, the Company shall act only as an independent entrepreneur dealing in its own name for its own account and at its own risk.

16.3 The relationship established between the Parties by this Agreement, is not that of principal and agent nor of joint-venturers or partners, but solely that of independent contractors and neither Party nor their employees or agents shall represent themselves to be the agents for or joint-venturers of the other and none of them shall have any right or authority to bind the other in any respect or for any purpose. The Company acknowledges that it is not a franchisee or branch of BPA or its Affiliates. The Company shall maintain separate identities from BN, BPA and its Affiliates in the eyes of their clients. The Company shall not represent that they are related parties to BN or its Affiliates other than as a licensee.

17. CORPORATE STRUCTURE AND NON-COMPETITION

17.1 The Company's corporate structure at the time of execution of this Agreement, is set forth in Annex 17.1, detailing the current organization chart and corporate structure, and identifying the persons who control the Company. The Company shall inform the BasicNet Group of any change to such organization chart and corporate structure within fifteen (15) days therefrom.

17.2 The Company shall not directly or indirectly sell any products outside the Territory or outside the Channels of Distribution. If the Company becomes aware of sales of the Products outside the Territory or outside the Channels of Distribution, the Company shall promptly notify BN in writing. In the event that BN or the Company learns of sales of the Products outside the Territory or outside the Channels of Distribution, the Company shall cooperate with BN in investigating any instances in which products have been sold outside the Territory or outside the Channels of Distribution, and in putting means in place to prevent such sales in the future, directly or indirectly emanating from the Company's customers or agents.

17.3 The Company shall not supply the Products, directly or indirectly, to anyone outside the Territory or to anyone within the Territory knowingly or having reason to believe they will be re-sold outside the Territory. The Company shall not supply the Products, directly or indirectly, to anyone outside the Channels of Distribution or to anyone within the Channels of Distribution knowing or having reason to believe that such Products will be re-sold outside the Channels of Distribution.

17.4 During the term of this Agreement, including any extensions hereof, the Company and TAG shall not manufacture, sell or use in the Territory any product competing with the Products, without having previously obtained the written consent from BPA. Notwithstanding the foregoing at the time of execution of this Agreement, the Company and TAG have the right to manufacture, sell or use in the Territory the competing products listed on Annex 17.4 hereto which products shall not be subject to the restrictions of this article.

18. FORCE MAJEURE

18.1 When, as a result of force majeure, one of the Parties is prevented in whole or in part from performing its duties or carrying out its obligations under this Agreement, it shall give prompt notice thereof to the other party specifying the obligations rendered incapable of performance and describing the event of force majeure in full detail. Following such notice, and for as long thereafter as the force majeure continues, those obligations which cannot be performed because of the force majeure shall be suspended.

18.2 The term "force majeure" as used in this Agreement, shall mean acts of God, earthquakes, war, sabotage, riot, insurrection, civil commotion, national emergencies (whether in fact or law), with the exclusion of any act deriving from economic, corporate or governmental, national or local decisions (devaluation, wrong forecasts, and equivalent decisions) and any other matter beyond the reasonable control of the Parties.

18.3 In the event of force majeure continuing for a period in excess of three (3) months, the Parties undertake to negotiate in good faith a temporary revision of this Agreement. In the event of force majeure continuing for a period in excess of six (6) months this Agreement, may be terminated by one of the Parties forthwith.

19. NOTICES

19.1 Any notice required to be given under this Agreement, by one of the Parties to the other shall be made in the English language in writing, and shall be deemed to have been given and served:

(a) when dispatched by e-mail or facsimile transmission, at the time of acknowledgement of a successful transmission by the addressee;

(b) where dispatched by registered mail, recognized international courier or personally, at the time of delivery to the addressee;

(c) notices made pursuant to Article 9 and Article 14, any notice must be provided pursuant to clause 19.1(a) must consist of notice delivered by a recognized international courier providing confirmation of delivery which notice shall be deemed given when received.

19.2 Notices required to be given under this Agreement shall be sent to the following addresses:

If to BN:

BasicNet S.p.A
Largo Maurizio Vitale 1
10152 Turin, Italy
Attention Mr. Franco Spalla

Fax: +39 011 2617595
Email: spalla@basic.net

If to BPA:

Basic Properties America, Inc.,
c/o Corporation Service Company
11 S. 12th Street - 23218 RICHMOND, VA
United States
Attention : Mr. Franco Spalla

If to the Company:

Kappa North America, Inc.,
272 Lenox Ave. 1,
New York, NY 10027
Attention Mr. Janon Costley

Fax: +917 5918804
Email: jcostley@tapginc.com

If to TAG:

Total Apparel Group, Inc.
272 Lenox Ave. 1,
New York, NY 10027
Attention Mr. Janon Costley

Fax: +917 5918804
Email: jcostley@tapginc.com

19.3 One of the Parties may change its address information set forth herein by notifying the other Parties of the change in accordance with any of the means set forth herein.

20. REPRESENTATIVES OF BN OR BPA

20.1 BN and BPA may appoint one or more representatives for the day-to-day administrative follow-up of the specific areas of their relationship with the Company (including, for example, supervision of quality control, Product research and development, communications

initiatives, etc.) and the Company shall perform its duties hereunder as instructed by such representative/s.

20.2 BN and BPA employees or representatives may visit the Territory. The Company shall provide BN or BPA's representatives, when requested, reasonable opportunities to meet with sales and marketing personnel and with customers of the Company.

21. ANNOUNCEMENTS AND CONFIDENTIALITY

21.1 Except as otherwise required by law or by the competent authorities, no press or other announcement shall be made in connection with the subject matter of this Agreement, unless a copy of such announcement has been approved in writing by BN, by BPA and by the Company prior to its release.

21.2 Any confidential information of one party provided to the other shall be kept confidential by the recipient and not disclosed to any third party without the prior express written consent of the party initially providing the information. Furthermore, such information shall be used solely for the purposes of, in accordance with the terms of and during the Term of this Agreement. However, the foregoing shall not apply to information that (a) was generally known to the public at the time it was received from the other Party; (b) becomes generally known to the public without breach of an obligation assumed hereunder; (c) the receiving party had in its possession on a non-confidential basis at the time or its receipt from the other party; (d) becomes known to the party receiving the information on a non-confidential basis through a third party whose own acquisition and disclosure was entirely independent of the party receiving the information and not in breach of any obligation hereunder and not obtained on a confidential basis; or (e) is legally required to be disclosed. The Parties further agree to take all reasonable precautions to preserve the confidentiality of any confidential information and shall assume responsibility that their employees and Affiliates will similarly preserve this information against third parties. The provisions of this clause shall survive termination of this Agreement for a period of three years.

22. REPRESENTATIONS AND WARRANTIES OF THE PARTIES

22.1 As an essential inducement to the execution of this Agreement, each of the Parties hereby represents and warrants that:

(d) it is a company duly organized and in good standing under the laws of its country of incorporation, has full corporate power and authority to carry out its business as now conducted, to execute this Agreement, and to carry out the provisions hereof;

(e) the execution and delivery of this Agreement, the performance hereof and the execution of the transactions contemplated herein have been duly authorized and approved by all necessary and proper corporate action and this Agreement, when executed, will embody legal, valid, binding and enforceable obligations and will not result in the violation of any laws or any rules, orders, regulations or decrees of any competent authority and will not conflict with or result in the breach of the provisions of its articles of incorporation, or any covenant, agreement or understanding to which it is a party.

23. MISCELLANEOUS

23.1 The recitals and annexes form an integral part of this Agreement and are expressly incorporated herein. Any reference to articles, recitals and annexes shall be a reference to articles, recitals of and annexes to, this Agreement.

23.2 This Agreement may be executed in one or more counterparts, all of which taken together, shall constitute a single executed original.

23.3 This Agreement constitutes the final written expression of the agreement between the Parties relating to the subject matter contained herein and is the complete and exclusive statement of those terms. This Agreement supersedes all prior agreements between the Parties with respect to such subject matter. Neither one of the Parties shall be bound by any definition, condition, representation, warranty, covenant, or other provision except as is expressly stated herein or as is set forth in writing and, contemporaneously or subsequently, executed by the duly authorized officers of both Parties.

23.4 Subject to the provisions hereunder, where any provision of this Agreement is rendered void, avoidable, unenforceable or otherwise ineffective by operation of law, as determined by a court of competent jurisdiction in accordance with Article 24, such avoidance, avoidability, unenforceability or ineffectiveness shall not affect the enforceability of the remaining provisions.

However, when as a result of the above the balance of interests between the Parties as set out in this Agreement is substantially affected, then the Parties shall consult each other with a view to revising in good faith this Agreement on an equitable basis, in order to ensure that the same balance of interests is restored without either party suffering excessive prejudice. Should an agreement between the Parties as to the revision of this Agreement fail to be reached within a time limit of three (3) months from the request, either party has the right to terminate this Agreement forthwith.

23.5 Neither the failure of any of the Parties to obtain the exact enforcement of any of the provisions hereof nor the granting of other indulgence shall constitute a waiver of such party's right to obtain the exact enforcement thereof in the future or of such party's right to obtain the exact enforcement of any other provisions of this Agreement.

23.6 The rights and obligations arising from this Agreement may not be assigned, nor sublicensed by any of the Parties, in whole or in part, without the previous written approval of the other party; notwithstanding the foregoing, BN and/or BPA shall have the right to assign any and all its rights and obligations hereunder in whole or in part from time to time to an Affiliated Company without any approval, by informing the Company in writing.

23.7 In the event the Territory covers more than one country, BPA may, in light of the commercial results of the Company in a specific country, reduce the Territory so as to exclude such country, with no liability towards the Company, provided that a reasonable notice has been granted to the Company for the submission to BPA of its non-binding remarks. Any reduction of the Territory shall be effective at the beginning of the season following the then current sale season.

23.8 For any Contract Year, should the Net Turnover arising from the sale of footwear Products be lower than 20% of the aggregate Yearly Net Turnover, BPA reserves itself the right to withdraw the License for footwear from the Company. Such withdrawal shall have immediate

effect upon written notice by BPA thereof, and BPA shall have the automatic right to distribute and sell, whether directly or indirectly, the footwear Products in the Territory. The Company shall nonetheless have the right to sell its stock of footwear Products for a period of six (6) months starting from the moment of notice of withdrawal; during such six-month period, the contractual provisions concerning the payment of royalties (Article 10) and WWSA contribution (Article 6.7), and the reporting obligations (Article 3.3) relating to the footwear Products shall remain applicable. Such withdrawal of the License for footwear shall cause no alteration or termination of this Agreement other than the exclusion of footwear Products from this Agreement.

23.9 The Parties agree that only the English version of the present Agreement shall be valid and binding between the Parties. Any translation in other languages will have no value in respect of the contractual relationship between the Parties, nor in respect of third parties.

24. GOVERNING LAW AND JURISDICTION

24.1 THIS AGREEMENT (AND ANY CLAIMS OR DISPUTES ARISING OUT OF OR RELATED THERETO OR TO THE TRANSACTIONS CONTEMPLATED THEREBY OR TO THE INDUCEMENT OF ANY PARTY TO ENTER THEREIN, WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT, OR OTHERWISE AND WHETHER PREDICATED ON COMMON LAW, STATUTE OR OTHERWISE) SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, IN EACH CASE WITHOUT REFERENCE TO ANY CONFLICT OF LAW RULES THAT MIGHT LEAD TO THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. THIS AGREEMENT HAS BEEN NEGOTIATED IN THE STATE OF NEW YORK.

24.2 Each party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party to this Agreement agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each party to this Agreement further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Article 24.2. Each party to this Agreement irrevocably and unconditionally waives any objection on grounds of lack of personal jurisdiction and submits to the jurisdiction of (i) the Supreme Court of the State of New York, and (ii) the United States District Court for the Southern District of New York. Each party to this Agreement irrevocably and unconditionally waives, pursuant to the provisions of Section 5-1402 of the New York General Obligations Law, any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

25. REGISTRATION OF THE AGREEMENT

25.1 Should one of the Parties decide or be obliged, according to the laws of the country of incorporation, to register this Agreement, the registration cost shall be borne by such registering party.

IN WITNESS WHEREOF the Parties hereto, on the date written above, have read, confirmed and executed this Agreement.

Signed by Mr Franco Spalla
for and on behalf of **BasicNet S.p.A.**
in his quality of CEO

BASICNET S.p.A.
Signature...

Signed by Mr Franco Spalla
for and on behalf of **Basic Properties America Inc**
in his quality of President

Signature...
Basic Properties America Inc.

Signed by Mr. Janon Costley
for and on behalf of **Kappa North America, Inc.**
in his quality of CEO

Signature...

Signed by Mr. Janon Costley
for and on behalf of **Total Apparel Group, Inc.**
in his quality of CEO

Signature...

J.C

LIST OF ANNEXES:

- Annex 1.1. (c): Channels of Distribution;
- Annex 1.1. (d): Contract Years;
- Annex 1.1 (k): The Products;
- Annex 1.1. (l): The Sponsorship Trademarks;
- Annex 1.1. (m): The Territory;
- Annex 1.1. (n): The Trademarks;
- Annex 3.2. (a): The Net Turnover Targets;
- Annex 6.3: LDA expenditures and activities;
- Annex 6.6: The Guaranteed Minimum WWSA contribution;
- Annex 6.7: The Guaranteed Minimum Net Turnover;
- Annex 10.1.A: The Guaranteed Minimum Royalties to BN;
- Annex 10.1.B: The royalties to BN;
- Annex 10.3.A: The Guaranteed Minimum Royalties to BPA;
- Annex 10.3.B: The royalties to BPA;
- Annex 17.1: Organization Chart and Corporate Structure of the Company;
- Annex 17.4: List of other brands distributed by the Company.

Annex 1.1. (c)
Channels of Distribution

The Channels of Distribution shall include the retailers, i.e. up-scale general sporting goods and lifestyle retailers such as specialist retailers, soccer speciality dealers, including direct mail, up-scale department stores and team uniform dealers.
This does not include mass market retailers, nor retailers specialising in off-price or close-out sales.
Notwithstanding the foregoing, the Company may manage the close out of the Products of past sales seasons through Ross and TJ Max.
The Company shall not distribute any of the Products through any other discounters or mass merchants without BPA's prior written approval; the decision to provide such approval is in BPA's sole and complete discretion and BPA's silence shall be deemed a rejection of any request.

Annex 1.1. (d)
Contract Years

Initial Term	
First Contract Year	1 March 2009 – 31 December 2010
Second Contract Year	1 January 2011 – 31 December 2011
Third Contract Year	1 January 2012 – 31 December 2012

A.C

Annex 1.1. (k)
The Products

The Products shall include the following product categories, limited to the style groups as displayed on basicsamples.com, the extension of rights and the gender:

Product Category	Style Group	Extension of rights
APPAREL	ACTIVE JERSEYS, DRESSES, FLEECE, JACKETS, KNITWEAR, LA POLO, PANTS, SHIRTS, SHORTS, SKIRTS, SPORT SUITS, T-SHIRTS & POLO	On exclusive basis
APPAREL	SETS	On exclusive basis, except bags, caps, hats, pyjamas and socks
APPAREL	GLOVES, HEADWEAR, SCARVES, SOCKS, BATHING SUITS, BATHROBE,	On a non-exclusive basis
UNDERWEAR	UNDER-GARMENTS including NIGHTDRESS, NIGHTSHIRT	On a non-exclusive basis

FOOTWEAR	ATHLETIC SHOES BALLERINE BOOTS CLOGS CLOSED SHOES ESPADRILLES FLIP-FLOPS LADY SHOES MOCASSINS RUBBER BOOTS SANDALS SLIPPERS SNEAKERS	On exclusive basis

ACCESSORIES	BAGS	On a non-exclusive basis
ACCESSORIES	SMALL ACCESSORIES	On a non-exclusive basis
ACCESSORIES	TOWELS	On a non-exclusive basis

EQUIPMENT	BALLS limited to soccer-balls	On a non-exclusive basis

Gender: MAN,WOMAN,UNISEX, BOY, GIRL, KID UNISEX

For the avoidance of any doubt footwear and apparel for the field of accident-prevention such as but not limited to safety or occupational footwear and apparel are expressly excluded.

Annex 1.1. (l)
The Sponsorship Trademarks

The following are the Sponsorship Trademarks (subject to amendments upon simple notice by BPA) at the time of conclusion of this Agreement and the applicable royalties to be calculated on the Company's Net Turnover arising from the sale of Products on which the relevant Sponsorship Trademark is used and payable to BPA pursuant to Article 10.3, in addition to the royalties for the use of the Trademarks.

CLUB/TEAM	Expiration Date	Royalty for the Sponsorship Trademarks
BRANN	31.10.2010	6%
CA BRIVE	30.06.2010	7,5%
ITALIAN GOLF FEDERATION	31.12.2009	6%
ITALIAN RUGBY FEDERATION	30.06.2012	6%
KAISERLAUTERN	30.06.2009	6%
FC METZ	30.06.2011	7%
PARTIZAN BELGRADE	30.06.2010	6%
A.S. ROMA	30.06.2010	6%
SAMPDORIA	30.06.2010	6%
SERBIA BASKET FEDERATION	31.12.2010	6%
Others upon request		

Annex 1.1. (m)
The Territory

The Territory consists of the United States of America and its territories and possessions, and Canada.

Annex 1.1. (n)
The Trademarks

Within the limits set out in Annexes 1.1. (k) and 1.1. (m) and according of the following registrations in place at the time of execution of this Agreement (in brackets the classes according to the international classification under The Nice Convention).

It is agreed between the Parties that the registrations might change in accordance with the strategies adopted by BPA and by the Trademarks' owner for the protection of the Intellectual Property. At any time the Company may request to be up-dated on the status of the registrations of the below Trademarks:

- **KAPPA**
  - UNITED STATES: National Registration Number 3313051 (classes 18, 24 limited to towels, 25, 28)

- **The device of two persons sitting back to back**
  - CANADA: National Registration Number 311490 (class 25)
  - UNITED STATES: National Registration Number 1535394 (class 25)
  - UNITED STATES: National Registration Number 2796690 (class 28)
  - UNITED STATES: National Registration Number 3325168 (classes 18, 24 limited to towels, 25, 28)

- Kappa
  - CANADA: National Registration Number 370509 (classes 18, 28)
  - CANADA: National Registration Number 295831 (classes 18, 25)
  - UNITED STATES: National Registration Number 1537872 (classes 18, 24 limited to towels, 25)

- **ROBE DI KAPPA**
  - CANADA: National Registration Number 367071 (class 25)
  - UNITED STATES: National Registration Number 3427264 (classes 18, 25, 28)
  -

- ROBE DI KAPPA
  - UNITED STATES: National Registration Number 2384598 (classes 18, 25)

- **PEOPLE ON THE MOVE**
  - CANADA: National Registration Number 469683 (class 25)
  - UNITED STATES: National Registration Number 2104891 (class 25)
  - UNITED STATES: International Registration Number 657953 (classes 18, 25, 28)

Therefore, the Company may use:

- the word KAPPA ®

- or the word ROBE DI KAPPA ®
- or the word KAPPA together with device ®
- or the device ®
- or the word ROBE DI KAPPA together with the device ROBE DI KAPPA ®
- or PEOPLE ON THE MOVE®

for the Products in the countries of the Territory where the above are registered trademarks, or

- the word KAPPA ™
- or the word ROBE DI KAPPA ™
- or the word KAPPA together with device ™
- or the device ™
- or the word ROBE DI KAPPA together with the device ROBE DI KAPPA ™

for the Products in the countries of the Territory where the above are unregistered Trademarks and so protected accordingly.

The licensed Trademarks may be used either jointly or individually according to the use indicated by BN for the single Products.
The Company shall use the Trademarks, commercial claims and any other Intellectual Property according to the use and specifications indicated by BN.

Annex 3.2. (a)
The Net Turnover Targets

The following are the Yearly Net Turnover Targets for the United States of America and for Canada. For the purposes of this Agreement and, in particular, for Article 3.2.(a) and article 13 such Yearly Net Turnover Targets shall be considered and constitute separate and distinct Yearly Net Turnover Targets for the United States of America and for Canada.

a) for the United States of America:

	Initial term	**TOTAL USD**
First Contract Year	1 March 2009 – 31 December 2010	6.000.000,00
Second Contract Year	1 January 2011 – 31 December 2011	10.000.000,00
Third Contract Year	1 January 2012 – 31 December 2012	20.000.000,00

b) for Canada:

	Initial term	**TOTAL USD**
First Contract Year	1 March 2009 – 31 December 2010	2.000.000,00
Second Contract Year	1 January 2011 – 31 December 2011	1.650.000,00
Third Contract Year	1 January 2012 – 31 December 2012	1.850.000,00

Annex 6.3
LDA expenditures and activities

LDA expenditures shall be 4% (four percent) of the Company's Net Turnover.

Annex 6.6

The Guaranteed Minimum WWSA contribution

The following are the Yearly Guaranteed Minimum WWSA Contribution to be paid to BPA for the United States of America and for Canada. For the purposes of this Agreement and, in particular, for the terms of payment contained in Article 10 such Yearly Guaranteed Minimum WWSA Contribution shall be considered and constitute separate and distinct Yearly Guaranteed Minimum WWSA Contribution for the United States of America and for Canada.

a) for the United States of America:

	Initial term	**TOTAL USD**	
		the greater between	
First Contract Year	1 March 2009 – 31 December 2010	76.000,00	
Second Contract Year	1 January 2011 – 31 December 2011	236.000,00	4% of the Guaranteed Minimum Net Turnover for the Second Year as defined in Annex 6.7
Third Contract Year	1 January 2012 – 31 December 2012	476.000,00	4% of the Guaranteed Minimum Net Turnover for the Third Year as defined in Annex 6.7

b) for Canada:

	Initial term	**TOTAL USD**	
		the greater between	
First Contract Year	1 March 2009 – 31 December 2010	60.000,00	
Second Contract Year	1 January 2011 – 31 December 2011	54.000,00	4% of the Guaranteed Minimum Net Turnover for the Second Year as defined in Annex 6.7
Third Contract Year	1 January 2012 – 31 December 2012	66.000,00	4% of the Guaranteed Minimum Net Turnover for the Third Year as defined in Annex 6.7

Annex 6.7

The Guaranteed Minimum Net Turnover

The following are the Yearly Guaranteed Minimum Net Turnover for the United States of America and for Canada. For the purposes of this Agreement such Yearly Guaranteed Minimum Net Turnover shall be considered and constitute separate and distinct Yearly Guaranteed Minimum Net Turnover for the United States of America and for Canada.

a) for the United States of America:

	Initial term	TOTAL USD	
		the greater between	
First Contract Year	1 March 2009 – 31 December 2010	1.900.000,00	
Second Contract Year	1 January 2011 – 31 December 2011	5.900.000,00	80% of the actual Net Turnover of the First Year
Third Contract Year	1 January 2012 – 31 December 2012	11.900.000,00	80% of the actual Net Turnover of the Second Year

b) for Canada:

	Initial term	TOTAL USD	
		the greater between	
First Contract Year	1 March 2009 – 31 December 2010	1.500.000,00	
Second Contract Year	1 January 2011 – 31 December 2011	1.350.000,00	80% of the actual Net Turnover of the First Year
Third Contract Year	1 January 2012 – 31 December 2012	1.650.000,00	80% of the actual Net Turnover of the Second Year

O.C

Annex 10.1.A

The Guaranteed Minimum Royalties to BN

The following are the Yearly Guaranteed Minimum Royalties to be paid to BN for the United States of America and for Canada. For the purposes of this Agreement and, in particular, for the terms of payment contained in Article 10 such Yearly Guaranteed Minimum Royalties shall be considered and constitute separate and distinct Yearly Guaranteed Minimum Royalties for the United States of America and for Canada.

a) for the United States of America:

	Initial term	**TOTAL USD**	
		the greater between	
First Contract Year	1 March 2009 – 31 December 2010	38.000,00	
Second Contract Year	1 January 2011 – 31 December 2011	118.000,00	2% of the Guaranteed Minimum Net Turnover for the Second Year as defined in Annex 6.7
Third Contract Year	1 January 2012 – 31 December 2012	238.000,00	2% of the Guaranteed Minimum Net Turnover for the Third Year as defined in Annex 6.7

b) for Canada:

	Initial term	**TOTAL USD**	
		the greater between	
First Contract Year	1 March 2009 – 31 December 2010	30.000,00	
Second Contract Year	1 January 2011 – 31 December 2011	27.000,00	2% of the Guaranteed Minimum Net Turnover for the Second Year as defined in Annex 6.7
Third Contract Year	1 January 2012 – 31 December 2012	33.000,00	2% of the Guaranteed Minimum Net Turnover for the Third Year as defined in Annex 6.7

Annex 10.1.B
The royalties to BN

In consideration of the rights granted by this Agreement and on the basis of the Company's Net Turnover, the royalties for the use of the Know-how in the Territory, to be paid by the Company to BN, shall be 2% (two percent) of the Company's Net Turnover.

Annex 10.3.A

The Guaranteed Minimum Royalties to BPA

The following are the Yearly Guaranteed Minimum Royalties to be paid to BPA for the United States of America and for Canada. For the purposes of this Agreement and, in particular, for the terms of payment contained in Article 10 such Yearly Guaranteed Minimum Royalties shall be considered and constitute separate and distinct Yearly Guaranteed Minimum Royalties for the United States of America and for Canada.

a) for the United States of America:

	Initial term	**TOTAL USD**	
		the greater between	
First Contract Year	1 March 2009 – 31 December 2010	76.000,00	
Second Contract Year	1 January 2011 – 31 December 2011	236.000,00	4% of the Guaranteed Minimum Net Turnover for the Second Year as defined in Annex 6.7
Third Contract Year	1 January 2012 – 31 December 2012	476.000,00	4% of the Guaranteed Minimum Net Turnover for the Third Year as defined in Annex 6.7

b) for Canada:

	Initial term	**TOTAL USD**	
		the greater between	
First Contract Year	1 March 2009 – 31 December 2010	60.000,00	
Second Contract Year	1 January 2011 – 31 December 2011	54.000,00	4% of the Guaranteed Minimum Net Turnover for the Second Year as defined in Annex 6.7
Third Contract Year	1 January 2012 – 31 December 2012	66.000,00	4% of the Guaranteed Minimum Net Turnover for the Third Year as defined in Annex 6.7

Annex 10.3.B
The royalties to BPA

In consideration of the rights granted by this Agreement and on the basis of the Company's Net Turnover, the royalties for the right to distribute the Products in the Territory and the License to use the Trademarks in connection therewith, to be paid by the Company to BPA, shall be 4% (four percent) of the Company's Net Turnover.

Annex 17.1
Organization Chart and Corporate Structure of the Company

Ownership of the Company:

TAG 100%

Ownership of TAG:

Janon Costley	22%
Duarte Da Silveira	10%
Mitch Porigow	10%
Steven Heller	12%
Robert Lawand	5%
Don Jones	1%
Others	40%

Structure:

- Chairman: Don Jones
- CEO: Janon Costley
- President: Duarte Da Silveira
- Accounts/Administration Manager: Robert Lawand
- Marketing Communication Manager: Michael Lawson/Justin Davis/Christina Palesi
- EVP Sales: Mitch Prigow
- Sales Team (number of members): 8

Annex 17.4
List of other brands distributed by the Company

NONE

List of other brands distributed by TAG

FIFA